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                                                                     EXHIBIT 3.3


                                STATE OF DELAWARE

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ENGINEERING ANIMATION, INC.




FIRST: That by unanimous written consent, dated February 11, 1998, in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, the Board of Directors of Engineering Animation, Inc. (the "Corporation") duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and submitting such amendment to the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Section 1 of Article Fourth thereof so that, as amended, said Section shall be and read as follows:

                  "1. AUTHORIZED SHARES. The total number of shares of stock of all classes which the Corporation shall have authority to issue is eighty million (80,000,000), of which twenty million (20,000,000) shall be shares of Preferred Stock of the par value of $0.01 per share, and sixty million (60,000,000) shall be shares of Common Stock of the par value of $0.01 per share."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a majority of the holders of Common Stock of said Corporation, by action of such stockholders at the annual meeting of the stockholders of the corporation, on May 1, 1998 in accordance with Section 242 of the General Corporation Law of the State of Delaware, voted as follows: of the 9,890,949 shares of outstanding Common Stock entitled to vote thereon, (1) the holders of 6,155,394 shares of the outstanding stock voted in favor of the approval of said amendment; (2) the holders of 1,322,084 shares of the outstanding stock entitled to vote thereon voted against the approval of said amendment and (3) the holders of 11,589 shares of the outstanding stock did not vote on said amendment. There were no shares of outstanding Preferred Stock entitled to vote thereon.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.



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IN WITNESS WHEREOF, said Board of Directors has caused this certificate to be signed by Jamie A. Wade, its Vice President, this eleventh day of May, 1998.



                                                By: /s/ Jamie A. Wade
                                                   -----------------------------
                                                        Vice President



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